Exhibit 10.27.9

AMENDMENT TO CREDIT AGREEMENT AND CONSENT

as of January 6, 2009

JACO ELECTRONICS, INC.
145 Oser Avenue
Hauppauge, New York  11778

Ladies and Gentlemen:

The CIT Group/Business Credit, Inc. (“CIT”), in its capacity as agent pursuant to the Credit Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), CIT, Bank of America, N.A. and the other financial institutions which are parties to the Credit Agreement as lenders (each a “Lender” and collectively, “Lenders”) have entered into certain financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Jaco Electronics, Inc., a New York corporation (“Jaco”), and Interface Electronics Corp., a Massachusetts corporation (“Interface”; and together with Jaco, collectively, “Borrowers”) as set forth in the Credit Agreement, dated as of December 22, 2006, by and among Borrowers, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”), and other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Credit Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”).

Borrowers have requested that Agent and Lenders (a) consent to the sale and transfer (the “Sale”) by Jaco to WPG Americas, Inc. (“Purchaser”) of all of Jaco’s right, title and interest in and to substantially all of the assets and properties that are owned and utilized by Jaco in connection with its business of the distribution of passive and active electronic components and supporting technology products and services but excluding Jaco’s flat-panel display and supporting technology products and services (the “Component Business”), which assets and properties are more particularly described in the Asset Purchase Agreement, dated as of November 7, 2008, as amended by that certain First Amendment to Asset Purchase Agreement, dated as of December 30, 2008, by and between Jaco and WPG (“Purchase Agreement”), and are defined therein as the “Acquired Assets”, (b) in connection with and after giving effect to the Sale, agree to release their liens and security interests in the Acquired Assets and (c) make certain other amendments to the Credit Agreement and other Loan Documents as set forth herein, which Agent and Lenders are willing to do subject to the terms and provisions set forth in this Amendment to Credit Agreement and Consent (this “Amendment”); and

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. Defined Terms.

(a) Additional Definitions to Credit Agreement.  As used herein, the following terms shall have the meanings given to them below, and the Credit Agreement and the other Loan Documents are hereby amended to include, in addition and not in limitation, the following definitions:

“3-Month LIBO Rate” means, for any day, (a) the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the Bloomberg BBAM Screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on such day) with a term equivalent to three months, determined as of approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, the immediately preceding Business Day), or (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or such service shall not be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on such day) with a term equivalent to three months, determined as of approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, the immediately preceding Business Day), or (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next 1/100th of 1%) determined by the Agent as the rate of interest at which deposits in Dollars for delivery on such day in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by JPMorgan Chase Bank and with a term equivalent to three months would be offered by JPMorgan Chase Bank’s London Branch (or such other major bank as is acceptable to the Agent if JPMorgan Chase Bank is no longer offering to acquire or allow deposits in the London interbank eurodollar market) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, the immediately preceding Business Day).”

“1/09 Amendment” means the Amendment to Credit Agreement and Consent, dated as of January 6, 2009, by and among Borrowers, the Agent and the Lenders.

“Closing Component Business Accounts” means the Component Business Accounts outstanding as of the date hereof as set forth in the report required to be delivered to Agent under Section 8(b)(i) of the 1/09 Amendment.

“Closing Dominion Accounts” means the Accounts due and owing Borrowers from Dominion Voting Systems Corp. outstanding as of the date hereof as set forth in the report required to be delivered to Agent under Section 8(b)(ii) of the 1/09 Amendment.

“Component Business” means the Parent’s business of the distribution of passive and active electronic components and supporting technology products and services, but excluding the Parent’s flat-panel display and supporting technology products and services.

“Component Business Account” means an Account arising out of or in connection with the Component Business.

“Consent to Supplemental Loan” means the Consent to Supplemental Loan Under Loan and Security Agreement, dated March 5, 2007, among the Borrowers, the Agent and The CIT Group/Business Credit, Inc., as lender, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Projected EBITDA” means the Borrowers’ projected EBITDA as set forth in the 09/10 Projections as defined in Section 6(g)(ii) of the 1/09 Amendment.

“Supplemental Loan” means the Revolving Loan made by The CIT Group/Business Credit, Inc., as lender, to the Borrowers pursuant to the Consent to Supplemental Loan.

(b) Other Capitalized Terms used in this Amendment.  Capitalized terms used and not otherwise defined herein shall have their respective meanings as defined in the Credit Agreement and the Consent, as amended by this Amendment.

2. Acknowledgment

(a) Acknowledgment of Obligations.  Borrowers hereby acknowledge, confirm and agree that as of the close of business on January 5, 2009, Borrowers are indebted to Agent and Lenders in respect of the Revolving Loans in the aggregate principal amount of $12,578,015.00, the Supplemental Loan in the aggregate principal amount of $500,000 and Letter of Credit Obligations in the aggregate principal amount of $2,900,000.  All such Loans, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges now or hereafter payable by Borrowers to Lenders, are unconditionally owing by Borrowers to Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgment of Security Interests.  Borrowers hereby acknowledge, confirm and agree that Agent has and shall continue to have valid, enforceable and perfected liens upon and security interests in the Collateral heretofore granted to Agent pursuant to the Loan Documents or otherwise granted to or held by Agent.

(c) Binding Effect of Documents.  Each Borrower hereby acknowledges, confirms and agrees that: (a) each of the Loan Documents to which it is a party has been duly executed and delivered to Agent by such Borrower, and each is in full force and effect as of the date hereof, (b) the agreements and obligations of such Borrower contained in such documents and in this Amendment constitute the legal, valid and binding Obligations of such Borrower, enforceable against it in accordance with their respective terms, and such Borrower has no valid defense to the enforcement of such Obligations, and (c) Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and applicable law.

3. Amendments to Loan Documents.

(a) Aggregate Commitment.  The definition of the term “Aggregate Commitment” as set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.  As of the 1/09 Amendment, the Aggregate Commitment shall be in the amount of $25,000,000.”

(b) Alternate Base Rate.  The definition of the term “Alternate Base Rate” as set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank as its “prime rate” in effect for such day or (c) the 3-Month LIBO Rate on such day plus one (1%) percent.  Any change in the “prime rate” announced by JPMorgan Chase Bank shall take effect without notice to the Borrowers at the opening of business on the day specified as the effective date of change in the public announcement or publication of such change.  The Alternate Base Rate is not necessarily the lowest rate of interest charged by Lenders in connection with extensions of credit.  If JPMorgan Chase Bank ceases to announce its “prime rate”, the Agent may select a reasonably comparable index or source to use as the basis for the Alternate Base Rate.”

(c) Applicable Rate.  The definition of the term “Applicable Rate” as set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Applicable Rate” means (a) from the date of the 1/09 Amendment through and including June 30, 2009, three (3.00%) percent with respect to any ABR Loan and four (4.00%) percent with respect to any Eurodollar Loan, (b) from July 1, 2009 through and including September 30, 2009, three and one half (3.50%) percent with respect to any ABR Loan and four and one half (4.50%) percent with respect to any Eurodollar Loan and (c) from October 1, 2009 and at all times thereafter, four (4.00%) percent with respect to any ABR Loan and five (5.00%) percent with respect to any Eurodollar Loan.”

(d) Availability Block.

(i)	The definition of the term “Availability Block” as set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Availability Block” means $1,500,000, or such lesser amount as Agent, in its Permitted Discretion, shall determine.”

(ii)	Section 3 of the Amendment No. 3 to Consent to Supplemental Loan Under Loan and Security Agreement is hereby deleted in its entirety.

(e) Borrowing Base.  The definition of the term “Borrowing Base” as set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Borrowing Base” means, at any time, the sum of (a) 85% of Borrowers’ Eligible Accounts at such time, plus (b) the lesser of (i) 60% of Borrowers’ Eligible Inventory, valued on an average cost basis, consistent with the Borrowers’ practices as of the Effective Date, (ii) 85% of the Net Recovery Rate of Borrowers’ Eligible Inventory, multiplied by the value of such Inventory determined on an average cost basis, consistent with the Borrowers’ practices as of the Effective Date, and (iii) $10,000,000, minus (c) the Availability Block, minus (d) Reserves.”

(f) Federal Funds Effective Rate.  The definition of the term “Federal Funds Effective Rate” as set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to The CIT Group/Business Credit, Inc. on such day on such transactions as determined by the Agent, in its sole discretion.”

(g) Eligible Accounts.  Paragraph (c) of the definition of the term “Eligible Accounts” as set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c)           with respect to which more than 90 days have elapsed since the date of the original invoice therefor or (i) with respect to any Component Business Account, which is more than 5 days past the due date for payment or (ii) with respect to any Account (other than Component Business Accounts), which is more than 60 days past the due date for payment;”

(h) Revolving Commitment.  The definition of the term “Revolving Commitment” as set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.11, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05.  The initial amount of each Revolving Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  As of the 1/09 Amendment, the aggregate amount of the Revolving Lenders’ Revolving Commitments shall be in the amount of $25,000,000.”

(i) Letter of Credit Sublimit.  Section 2.08(a)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i)           Subject to the terms and conditions of this Agreement, the Agent and Revolving Lenders agree to incur, from time to time prior to the Maturity Date, upon the request of the Administrative Borrower and for a Borrower’s account, Letter of Credit Obligations by causing Letters of Credit to be issued by (i) Agent (or an Affiliate thereof), (ii) a Revolving Lender (or an Affiliate thereof) selected by or acceptable to the Agent or (iii) a bank or other legally authorized Person selected by or acceptable to the Agent in its sole discretion and guaranteed by the Agent (a “Letter of Credit Guaranty”) (each of (i) through (iii), an “Issuing Bank”).  The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (A) ONE AND A HALF MILLION ($1,500,000) DOLLARS (the “Letter of Credit Sublimit”), and (B) the aggregate Revolving Commitments less the aggregate outstanding principal balance of the Revolving Loans and Swingline Loans, and (C) the Borrowing Base less the aggregate outstanding principal balance of the Revolving Loans, Overadvances, Protective Advances and Swingline Loans.  No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by Agent in its sole discretion (including with respect to customary evergreen provisions), and neither Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Maturity Date.”

(j) Letter of Credit Fee.  Section 2.08(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d)           Fees and Expenses.  Each Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Agent or any Revolving Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) equal to 3.00% on the face amount of each Letter of Credit.  The Letter of Credit Fee shall be due and payable monthly on the first day of each month.  In addition, Borrowers shall pay to any Issuing Bank, on demand, such fees (including all per annum fees), charges and expenses of such Issuing Bank in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.”

(k) Minimum EBITDA.  Section 6.11 of the Credit Agreement is hereby amended and by adding the following paragraph (b) as follows:

“(b)           EBITDA.  Commencing July, 2009, and for each month thereafter, Borrowers will not permit EBITDA, calculated on a consolidated basis for the trailing twelve (12) month period ending on the last day of each such month, of not less than an amount equal to ninety (90%) percent of the Projected EBITDA or such other amount as Agent and Parent shall mutually agree.”

(l) Commitment Fee.  Effective as of January 1, 2009, Section 2.14(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)           Borrowers agree to pay to the Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of three-quarters of one (0.750%) percent per annum on the average daily amount of the Available Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which such Lenders’ Revolving Commitments terminate.  Accrued commitment fees shall be payable in arrears on the last day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after January 1, 2009.  All commitment fees in respect of Commitments shall be payable in Dollars and shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) in a year of 360 days.”

(m) Commitment Schedule.  The Commitment Schedule annexed to the Credit Agreement is hereby amended and replaced in its entirety as follows:

“COMMITMENT SCHEDULE

Lender	Revolving Commitment
The CIT Group/Business Credit, Inc.	$13,636,364
Bank of America, N.A.	$11,363,636
Total	$25,000,000	”

4. Consent to Purchase.

(a) Notwithstanding anything to the contrary set forth in the Credit Agreement, subject to the terms and conditions contained herein, Agent and Lenders consent to the Sale of the Acquired Assets in connection with the Component Business pursuant to the terms of the Purchase Agreement as in effect on the date hereof (the “Consent”); provided, that, the foregoing Consent is expressly conditioned upon Agent and Lenders receipt of the following:  (i) from Purchaser, in the account set forth in Section 5(f) below, at closing, an amount of not less than $6,500,000, in cash or other immediately available funds by wire transfer for application against (A) the Supplemental Loan and (B) the Obligations in accordance with the Credit Agreement (the “Closing Payment”); (ii) evidence that each of the Letters of Credit set forth on Schedule A hereto in the aggregate outstanding amount of $2,400,000 have been cancelled and the originals of each such Letter of Credit returned to the Issuing Bank; (iii) a true correct and complete copy of the Purchase Agreement and any such other information, documents or instruments related thereto, including a copy of the bill of sale and other title transfer documents executed by and between Jaco and WPG, duly authorized executed and delivered by the parties thereto; (iv) a letter agreement from Purchaser, duly authorized, executed and delivered by Purchaser, pursuant to which Purchaser, among other things, acknowledges the security interest of Agent and Lenders in the Accounts related to the Component Business and agrees to forward any amounts received in respect of the Accounts related to the Component Business to the account of Agent set forth in Section 7(f) below (the “Purchaser Letter Agreement”); and (v) of an original of this Amendment (or an executed copy hereof by facsimile or by email), duly authorized, executed and delivered by each of Borrowers.

(b) In connection with the consummation of the Sale, as consented to hereunder, and the receipt by Agent of the Closing Payment, Agent’s and Lenders’ security interest in and lien upon all of the Acquired Assets in connection with the Component Business shall thereupon be automatically released (the “Release”).  In order to evidence the Release with respect to the Acquired Assets, Agent and Lenders agree to deliver to Borrowers, or their designee, a UCC Amendment with respect to the UCC-1 financing statement presently filed of record by Agent and Lenders with respect to Jaco with the New York Secretary of State, releasing the Acquired Assets from the Collateral, all at Borrowers’ sole cost and expense.

(c) Notwithstanding anything to contrary contained in this Section 4, the Release does not extend to, and Borrowers acknowledge, confirm and agree that Agent and Lenders shall retain their continuing security interest in and lien upon, all other Collateral of Borrowers, including, without limitation, (i) the Component Business Accounts and (ii) the Excluded Assets (as defined in the Purchase Agreement) which are expressly excluded from the Sale and are described in the Purchase Agreement as in effect on the date hereof.

5. Bemar Guaranty and Bemar Mortgage

(a) Borrowers shall deliver or cause to be delivered to Agent, in form and substance satisfactory to Agent, the following: (i) a limited recourse guaranty in respect of the Obligations, duly executed and delivered by Bemar Realty Company (“Bemar”) in favor of Agent (the “Bemar Guaranty”), with recourse limited to the manufacturing facility located in Suffolk County, New York to secure the Obligations in a principal amount of $1,000,000, (ii) a second priority Mortgage by Bemar in favor of Agent with respect to the manufacturing facility located in Suffolk County, New York securing the Obligations in a principal amount of $1,000,000 (the “Bemar Mortgage”), subject only to such liens and encumbrances as shall be reasonably acceptable to Agent, and (iii) such other documents, agreements and instruments (including, without limitation, corporation organization and authorization documents,) as Agent may reasonably request with respect to the foregoing.  Agent and Lenders shall record the Bemar Mortgage on April 1, 2009 unless, prior to such date, each of the Bemar Release Events (as defined in Section 5(b) below) shall have been satisfied.

(b) Upon (i) the receipt by Agent of collections from Dominion Voting Systems Corp. in an aggregate amount equal to ninety (90%) percent of the Closing Dominion Accounts and no Event of Default then exists and is continuing, (ii) the receipt by Agent of Component Business Accounts collections in an aggregate amount equal to ninety (90%) percent of the Closing Component Business Accounts and no Event of Default then exists and is continuing, and (iii) the repayment in full of the Supplemental Loan (collectively, the “Bemar Release Events”), subject to the last sentence of this Section 5(b), (A) the Bemar Guaranty and the Bemar Mortgage shall be released, terminated, cancelled and of no further force and effect, and Bemar shall have no further obligations thereunder, (B) all security interests and liens upon any and all properties and assets of Bemar heretofore granted by Bemar to Agent, for the benefit of Lenders, pursuant to the Bemar Morgage shall be released and terminated and (C) Agent shall deliver to Bemar (or any person that Agent believes in good faith represents Bemar), at Borrowers’ expense, all releases, terminations or other documents as may be reasonably necessary in order to effect or evidence more fully the matters covered by this Section 5.  If the Bemar Release Events are satisfied but as of the date that the last Bemar Release Event is satisfied, an Event of Default exists and is continuing, the Bemar Guaranty and the Bemar Mortgage shall remain in full force and effect in accordance with their terms.

6. Representations, Warranties and Covenants

.  Each of the Borrowers represents, warrants and covenants with and to Agent and Lenders as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Loan Documents, being a condition of the effectiveness of this Amendment and a continuing condition of the making or providing of any Loans or other financial accommodations by Agent and Lenders to Borrowers:

(a) This Amendment has been duly authorized, executed and delivered by all necessary action of each of the Borrowers and is in full force and effect, and the agreements and obligations of each of Borrowers contained herein constitute legal, valid and binding obligations of each of the Borrowers, enforceable against each of the Borrowers in accordance with their terms.

(b) All of the representations and warranties set forth in the Credit Agreement, as amended hereby, and in the other Loan Documents, are true and correct in all material respects after giving effect to the provisions of this Amendment, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

(c) The Acquired Assets are all exclusively, specifically and directly used in or related to the Component Business and such assets are not used in, related to or necessary to the operation of each of the Borrower’s businesses (other than the Component Business).

(d) The copy of the Purchase Agreement annexed hereto as Exhibit A is a true, correct and complete copy of such agreement to be executed by Jaco and WPG.

(e) The security interests in and liens of Agent and Lenders upon the Collateral (as such term is defined in the Credit Agreement), other than the Acquired Assets, are and shall continue to be in full force and effect, including, but not limited to, all amounts at any time payable to Jaco pursuant to the Purchase Agreement (and all related agreements, documents and instruments), and all rights, benefits and remedies of Jaco pursuant to the Purchase Agreement (and all related agreements, documents and instruments).

(f) Jaco shall cause all amounts at any time payable to Jaco pursuant to the Purchase Agreement or any related agreements, documents and instruments to be paid by Purchaser directly to Agent, for the benefit of Lenders, to the account set forth below for application to the Obligations in accordance with the provisions of the Credit Agreement:

Name of Bank:                                JPMorgan Chase Bank
ABA No.:                                        021000021
Account Name:                             The CIT Group/Business Credit, Inc.
Account Number:                         144-0-64425
Reference:                                      Jaco – WPG sale

(g) In addition to the appraisals, financial reports and other information required to be delivered under the Loan Documents:

(i) on or before February 3, 2009, Borrowers shall provide Agent with an appraisal of Borrowers’ FPD (flat-panel display) Inventory prepared by Dovebid or such other appraiser and using a methodology satisfactory to Agent; and

(ii) on or before May 15, 2009, Borrowers shall provide Agent with a financial plan and forecast (including a projected consolidated and consolidating balance sheet, income statement, funds flow statement and schedule of projected Availability) of Jaco and its Subsidiaries for each month of the 2009 and 2010 Fiscal Years of Jaco and its Subsidiaries (the “09/10 Projections”), which 09/10 Projections shall be satisfactory to Agent in all material respects.

(h) From the date of this Amendment through the date of the repayment in full of all outstanding amounts due and owing to Borrowers in connection with the Accounts related to the Component Business, as soon as available but in any event within two (2) Business Days of the end of each calendar week and at such other times as may be reasonably requested by Agent, in each case as of the period then ended, a (i) a detailed aging of the Accounts related to the Component Business (1) including all invoices aged by invoice date and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to Agent, together with a summary specifying the name, address, and balance due for each Account Debtor.

(i) In the event that Jaco or any other Borrower or Guarantor receive any amounts at any time payable to Jaco pursuant to the Purchase Agreement, or any related agreement, document or instrument, such amounts shall be collected by Jaco or any other Borrower or Guarantor as the property of Agent and Lenders and held by it or them in trust for Agent and Lenders and shall on the date received be remitted to Agent in the form received, with any necessary assignments or endorsements, for application to the Obligations in accordance with the provisions of the Credit Agreement.  The failure of Jaco or any other Borrower or Guarantor to remit any amounts received on account of the Purchase Agreement shall constitute an Event of Default under the Credit Agreement.

7. Amendment Fee.

In addition to any other fees payable under the Credit Agreement, in consideration of the amendments to the Credit Agreement as set forth herein, Borrowers shall jointly and severally pay to Agent, for the benefit of Lenders, an amendment fee in the amount of $100,000, which fee shall be fully earned as of the date hereof and shall be charged by Agent to any account of Borrowers maintained by Agent on the date hereof.

8. Conditions Precedent

.  This Amendment shall not become effective unless all of the following conditions precedent have been satisfied in full, as determined by Agent:

(a) Agent shall have received an original of this Amendment (or an executed copy hereof by facsimile or by email), duly authorized, executed and delivered by each of Borrowers;

(b) Agent shall have received a detailed schedule, in form and substance satisfactory to Agent, of (i) all Component Business Accounts outstanding as of the date hereof (the “Closing Component Business Accounts”), (ii) all Accounts due and owing Borrowers from Dominion Voting Systems Corp. outstanding as of the date hereof (the “Closing Dominion Accounts”) and (iii) all Inventory (A) to be sold in connection with the Sale and (B) remaining after consummation of Sale;

(c) Agent shall have received the Bemar Guaranty and the Bemar Mortgage, duly authorized, executed and delivered by Bemar, together with such other agreements, documents and instruments, including opinion letters, as may be requested by Agent;

(d) After giving effect to this Amendment, the Borrowers’ Availability shall not be less than $500,000;

(e) Agent shall have received the amendment fee payable under Section 7 above; and

(f) Agent shall have received all related agreements, documents and instruments as may be requested by Agent.

9. No Other Changes

.  Except as specifically modified pursuant hereto, no other changes or modifications to the Consent are intended or implied and in all other respects, the Consent and other Loan Documents are hereby ratified, restated and confirmed by all parties hereto as of the date hereof.  To the extent of any conflicts between the terms of this Amendment and the Consent, the terms of this Amendment shall control.

10. Successors and Assigns

.  This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and its respective successors and assigns.

11. Counterparts

. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

THE CIT GROUP/BUSINESS CREDIT, INC., as Agent

By:           /s/ Andrew Hausspiegel
Name:     Andrew Hausspiegel
Title:       Vice-President

Read and Agreed to:

JACO ELECTRONICS, INC.

By:          /s/ Jeff Gash
Name:     Jeff Gash
Title:      Executive Vice-President

INTERFACE ELECTRONICS CORP.

By:           /s/ Jeff Gash
Name:     Jeff Gash
Title:       Executive Vice-President

Acknowledged and Agreed to:

BANK OF AMERICA, N.A., as a Lender

By:           /s/ Robert Mahoney
Name:       Robert Mahoney
Title:        Senior Vice-President

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender

By:           /s/ Andrew Hausspiegel
Name:     Andrew Hausspiegel
Title:       Vice-President

Exhibit A
to
1/09 Amendment

Asset Purchase Agreement

[see attached]

Schedule A
to
1/09 Amendment

Letters of Credit

Issuer/Letter of Credit Number	Beneficiary	Undrawn Principal Amount	Expiry Date
TTS313571	Samsung Semicondutor Inc.	$2,250,000	4/30/09
TTS316288	Kingbright Corporation	$150,000	3/31/09